Big Cat Energy Corp. 1000 – 201 W. Lakeway Gillette, WY 82718 T 307.685.3122	Transwestern One 215 – 404 N. 31st St. Billings, MT 59101 T 406.255.7190	www.bigcatenergy.com	OTCBB:BCTE

REQUEST FOR ACCELERATION

March 12, 2008

UNITED STATES SECURITIES
  AND EXCHANGE COMMISSION
DIVISION OF CORPORATION FINANCE
H. Roger Schwall, Assistant Director
ATTN: Mellissa Campbell Duru
100 F Street NW,  Mail Stop 7010
WASHINGTON, D.C. 20549-2000

RE:    Sterling Oil & Gas Company
          Registration Statement on Form SB2/S-1
          File No.333-148034
          Request for Acceleration

To Whom It May Concern:

The Registrant, Sterling Oil & Gas, hereby requests acceleration of the effective date of the above referenced registration statement to March 14, 2008.      The representation letter of the Company is attached.

Sterling Oil & Gas Company

/s/  Richard G. Stifel
______________________________
Richard G. Stifel,  CFO

Big Cat Energy Corp. 1000 – 201 W. Lakeway Gillette, WY 82718 T 307.685.3122	Transwestern One 215 – 404 N. 31st St. Billings, MT 59101 T 406.255.7190	www.bigcatenergy.com	OTCBB:BCTE

March 12, 2008

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
DIVISION OF CORPORATION FINANCE
H. Roger Schwall, Assistant Director
ATTN:  Mellissa Campbell Duru
Mail Stop 7010
100 F Street NW
WASHINGTON, D.C. 20549-2000

RE:    Sterling Oil & Gas Company
          Registration Statement on Form SB2/S-1
          File No.333-148034
          Request for Acceleration

To Whom It May Concern:

In connection with the foregoing filing of Sterling Oil & Gas (the “Company”), the Company hereby understands and states that:

•the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,
Sterling Oil & Gas Company

/s/  Richard G. Stifel
________________________________
Richard G. Stifel, CFO